FOR IMMEDIATE RELEASE
                                         Company Contact: James Zeumer
404-978-6434
jim.zeumer@pultegroup.com

PULTEGROUP PROMOTES JOHN CHADWICK TO CHIEF OPERATING OFFICER

ATLANTA, March 21, 2019 – PulteGroup, Inc. (NYSE: PHM), announced today that John Chadwick has been promoted to Executive Vice President and Chief Operating Officer effective April 1, 2019. He replaces Harmon Smith who had previously announced his plans to retire.

“We are extremely proud to announce John’s promotion, as he is a recognized leader within our organization and an outstanding operator who has managed some of our largest and most complex markets,” said Ryan Marshall, PulteGroup president and CEO. “His skills, expertise, and deep knowledge of the business will prove invaluable as we continue to advance the critical initiatives which have supported our Company’s success.”

Mr. Chadwick has had a 28-year career with the Company, and most recently served as Area President, West which encompasses Arizona, California, Nevada, New Mexico and Washington. He has also held key division president and finance roles as he has advanced through the organization. Mr. Chadwick holds a B.A. in Accounting from Michigan State University.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews

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